Exhibit Number 30(k)
Securian Financial Group, Inc.
400 Robert Street North
St. Paul, MN 55101-2908
www.securian.com
651.665.3500
February 21, 2025
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota 55101
RE:
Minnesota Life Insurance Company
Minnesota Life Individual Variable Universal Life Account
Post-Effective Amendment Numbers 17 and 115
File Numbers 333-198279 and 811-22093
Gentlepersons:
In my capacity as counsel for Minnesota Life Insurance Company (the “Company”), I have reviewed certain legal matters relating to the Company's Separate Account entitled Minnesota Life Individual Variable Universal Life Account (the “Account”) in connection with the Post Effective Amendment Numbers 17 and 115 to its Registration Statement on Form N-6. This Registration Statement is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 with respect to certain variable life insurance policies (Securities and Exchange Commission File Numbers 333-198279 and 811-22093).
Based upon that review, I am of the following opinion:
1.
The Account is a separate account of the Company duly created and validly existing pursuant of the laws of the State of Minnesota; and
2.
The issuance and sale of the variable life insurance policies funded by the Account have been duly authorized by the Company and such policies, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Jamie B. Bigayer
Jamie B. Bigayer
Senior Counsel, Law Department